Exhibit 10.4

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between [                    ] (“Employee”) and Organovo Holdings, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) pursuant to the Organovo Holdings, Inc. Severance and Change in Control Plan, as amended (the “Plan”) and the Severance Plan Participation Agreement entered into thereunder (the “Participation Agreement”). All capitalized terms used in this Agreement not otherwise defined herein shall have the meanings set forth in Section 2 of the Plan, except as otherwise specified.

RECITALS

WHEREAS, the Company and Keith Murphy entered into a Cooperation Agreement (the “Cooperation Agreement”), dated as of [                    ], pursuant to which, among other provisions, the Company agreed to enter into this Agreement with Employee if Employee resigns within 12 months following the adjournment of the 2020 Annual Meeting of Stockholders in which the Advisory Nominees Proposal (as defined in the Cooperation Agreement) is approved;

WHEREAS, the disinterested members of the Board of Directors (the “Board”) of the Company previously approved the form of this Separation Agreement and the entering into of this Agreement by the Company in connection with a resignation of Employee as set forth herein;

WHEREAS, Employee served as [                    ] of the Company, [and as a member of the Board] through the Separation Date and has resigned from such positions as of the Separation Date;

WHEREAS, the Company and Employee agree that (i) the Murphy Appointees (as defined in the Cooperation Agreement) shall not be treated as “Incumbent Directors” under the Plan, (ii) if the Advisory Nominees Proposal is approved at the Annual Meeting (as defined in the Cooperation Agreement) and the Advisory Nominees (as defined in the Cooperation Agreement) are appointed to the Board, then a Change in Control under the Plan shall be deemed to have occurred and (iii) if Employee’s resignation as a director and officer of the has occurred within 12 months following the adjournment of the Annual Meeting (the date of such resignation, the “Separation Date”) such resignation shall constitute Good Reason for Employee to resign under the Plan, and Employee is therefore entitled to receive Severance Benefits as set forth in the Plan and this Agreement and certain other benefits as set forth herein;

WHEREAS, the Company wishes for Employee to continue to provide services as a consultant to the Company following the Separation Date, and Employee wishes to provide such services;

WHEREAS, on the Separation Date, the Company will pay Employee all accrued salary and all accrued and unused vacation/PTO earned through the Separation Date, subject to standard payroll deductions and withholdings, which employee is entitled to pursuant to applicable law;

WHEREAS, the Company and Employee have entered into Incentive Award Stock Option Agreements, Incentive Award Restricted Stock Unit Agreements, and Performance Based Restricted Stock Unit Agreements (collectively, the “Equity Award Agreements”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee or Company may have against the other and any of the Releasees or Employee Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

COVENANTS

1.    Acknowledgement. The Company and Employee each acknowledge and agree that the resignation of Employee constitutes Good Reason for Employee to resign under the Plan because both acknowledge and agree that (i) the Murphy Appointees (as defined in the Cooperation Agreement) shall not be treated as “Incumbent Directors” under the Plan, (ii) the Advisory Nominees Proposal has been approved at the Annual Meeting and the Advisory Nominees (as defined in the Cooperation Agreement) have been appointed to the Board and therefore a Change in Control under the Plan has occurred and (iii) the Separation Date has occurred within 12 months following such Change in Control, and acknowledge and agree that Employee is therefore entitled to receive Severance Benefits as set forth in the Plan and this Agreement and certain other benefits as set forth herein.

2.    Severance. The Company will provide Employee with the following as Employee’s sole severance benefits (the “Severance Benefits”):

a.    Salary. The Company agrees to pay Employee a total of $[            ] less all applicable withholding and payroll deductions, in a lump sum payment, to be paid to Employee on the Separation Date.

b.    Pro-rated Bonus. The Company agrees to pay Employee a lump sum, pro-rated bonus in the amount of $[            ]. This payment is subject to applicable taxes and withholding obligations and will be paid to Employee on the Separation Date.

c.    Outplacement Assistance. The Company shall provide career transition assistance through a third-party provider of its choosing, for a period of twelve months beginning after the Separation Date.

d.    Benefits. Employee’s health insurance benefits, which includes medical, dental, and vision, shall cease on the last day of the month of the Separation Date, and the Company will provide COBRA coverage at the Company’s cost for a period of eighteen (18) months, provided Employee timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. If Employee becomes eligible for coverage under any other group health insurance plan at any time between his/her Separation Date and the end of the COBRA period, Employee shall promptly notify the Company in writing, and the Company shall no longer be obligated to provide any group health coverage to him/her or his/her dependents. All other benefits, including but not limited to any accrual of or eligibility for vesting in stock options, bonuses, paid time off (PTO), holiday, floating holiday, sick days, 401k plan, short-term and long-term disability, accidental death & dismemberment, and health care spending accounts will cease as of the Separation Date. Any vested benefit shall be governed by the terms of the applicable benefit plan.

e.    Acceleration and Vesting of Equity Awards. All outstanding equity awards granted by the Company to such Employee as set forth on Exhibit A shall become fully vested effective as of the Separation Date, and to the extent such equity award is a stock option or stock appreciation right, shall be exercisable for a period of one year following the date on which Employee ceases to be a service provider under the Consulting Agreement. The restricted stock units and performance based restricted stock units that become vested in accordance with the terms hereof will settle and shares shall be delivered in accordance with the terms set forth on Exhibit A and all other terms and conditions set forth in the Restricted Stock Unit Agreements on the Effective Date.

3.    Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves pursuant to the Family Medical Leave Act, the California Family Rights Act, or otherwise, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee. Employee further represents that Employee has not suffered any on-the-job injury for which Employee has not already filed a workers’ compensation claim.

4.    Employee Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act (“Affiliate(s)”), benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). In exchange for the consideration provided in this Agreement, which Employee would not be entitled to receive apart from this Agreement, Employee, on his/her own behalf and on behalf of his/her respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Agreement, including, without limitation:

a.    any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

b.    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and

h.    any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement or to any of the Company’s obligations to Employee that arise under this Agreement after the Effective Date. The release set forth in this Section 4 does not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (“Governmental Agencies”) (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company; Employee’s release of claims herein bars Employee from recovering such monetary relief from the Company). Employee further understands this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

Notwithstanding the foregoing, nothing in this Agreement shall, or is intended to, release or impair any of the following:

(a) Employee’s rights to receive the consideration and benefits provided under this Agreement or the Consulting Agreement;

(b) Employee’s rights and the obligations of the Company under the Equity Award Agreements;

(c) Employee’s vested rights under any 401k, retirement, or other benefit plan of the Company;

(d) Employee’s rights to be defended and indemnified pursuant to California Labor Code, Section 2802 or other law, the Certificate of Incorporation or Bylaws of the Company, and the Indemnification Agreement entered into with Employee (including the right to receive advancements of expenses in accordance with any of the foregoing) (the “Indemnification Agreement”), or any policy of directors’ and officers’ liability insurance.

Employee acknowledges that he/she is waiving and releasing any rights he/she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Employee signs this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he/she has been advised by this writing that: (a) he/she should consult with an attorney prior to executing this Agreement; (b) he/she has twenty-one (21) days within which to consider this Agreement; (c) he/she has seven (7) days following his/her execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that he/she has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

5.    Company Release of Claims and Company Obligations.

a.    In exchange for Employee entering into this Agreement and agreeing to the releases set forth in Section 4 hereof, the Company, for itself and on behalf of any other person claiming by or through Company and each of its affiliates (“Company Releasor”), hereby and forever releases and agrees to defend and hold harmless Employee and his/her executors, spouse, heirs, estate, beneficiaries, legal representatives, assigns and agents (collectively, the “Employee Released Parties”) from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Company may possess against any of the Employee Released Parties arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Agreement, including, without limitation, in Employee’s capacity as an officer, employee or agent of the Company or its affiliates, whether arising under statute, common law or other law, including without limitation any claims relating to or arising from a breach of fiduciary duty or any other alleged duty or obligation of the Employee, relating to management or oversight of the business and affairs of the Company or any of its affiliates, or relating to breach of or arising pursuant to or under the certificate of incorporation or bylaws or other governing documents of the Company and its affiliates.

b.    The Company acknowledges and agrees that the provisions of this Section 5 are valid, fair, adequate and reasonable and were agreed to with its full knowledge and consent, after an opportunity to consult with counsel of its choosing, were not procured through fraud, duress or mistake and have not had the effect of misleading, misinforming or failing to inform any Company Releasor.

c.    The Company represents and warrants that no Company Releasor has transferred, pledged, assigned or otherwise hypothecated to any other person all or any portion of any claims subject to the release in this section or any rights or entitlements with respect thereto and the execution and delivery of this Agreement does not violate or conflict with the terms of any contract, agreement or other instrument to which the Company is a party or by which it otherwise is bound.

d.    The Company (on behalf of each Company Releasor) hereby irrevocably covenants to refrain from, directly or indirectly, asserting, commencing, instituting or causing to be commenced any claim or demand of any kind against any member of the Employee Released Parties based upon any claims released or purported to be released hereby. The Company understands and agrees that the Company Releasors are expressly waiving all claims released or purported to be released hereby, including, but not limited to, those claims that they may not know of or suspect to exist, which if known, may have materially affected the decision to agree to the release set forth herein, and the Company (on behalf of each Company Releasor) expressly waives any rights under applicable law that provide to the contrary.

e.    Company acknowledges that the Employee and Company are parties to the Indemnification Agreement, which provides for Employee’s rights to be defended and indemnified and the right to receive advancements of expenses with respect to proceedings and other matters (including, without limitation, any proceeding relating to any investigation or inquiry by the Securities and Exchange Commission) and the Company agrees to comply with the terms of such agreement, including without limitation, the agreement of the Company to maintain directors’ and officers’ liability insurance.

6.    California Civil Code Section 1542. In giving the release herein, which includes claims which may be unknown to the parties at present, each party acknowledges that such party has read and understands Section 1542 of the California Civil Code, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Each party hereby expressly waives and relinquishes all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to such party’s release of claims herein, including but not limited to such party’s release of unknown claims.

7.    Standstill.

a.    Employee, on behalf of himself or herself and his or her Affiliates, agrees that, from the date of this Agreement until the date ending thirty (30) calendar days prior to the expiration of the Company’s advance notice period for the nomination of directors at the Company’s 2021 Annual Meeting of Stockholders, without the prior consent of the majority of the Board (which shall include the affirmative approval of each of the independent directors) specifically expressed in a written resolution, neither of him or her nor any of his or her Affiliates nor any other persons acting under his or her control or direction, whether now or hereafter existing, will, and he or she will cause each of his or her Affiliates and such other persons under his or her respective control, whether now or hereafter existing, not to, directly or indirectly, alone or in concert with others, in any manner;

(i)    Propose or publicly announce or otherwise disclose an intent to propose or enter into or agree to enter into, singly or with any other person, directly or indirectly, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for the Common Stock, whether or not such transaction involves a change of control of the Company;

(ii)    engage in any solicitation of proxies or written consents to vote any voting securities of the Company, or conduct any non-binding referendum with respect to any voting securities of the Company, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to any voting securities of the Company, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Company in opposition to any recommendation or proposal of the Board;

(iii)    acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap (other than cash settled swaps) or hedging transactions or otherwise, any (A) interests in any of the Company’s indebtedness, or (B) shares of Common Stock (including any rights decoupled from the underlying securities of the Company) that, following such acquisition, would result in, Employee, together with his or her Affiliates, being or becoming beneficial owners of 5.0% or more of the shares of the then outstanding shares of Common Stock.

(iv)    seek to advise, encourage or influence any person, including without limitation ISS or Glass Lewis, with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company or recommendation thereof, other than in a manner consistent with a recommendation made by the Board;

(v)    sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by Employee to any person or entity not (A) an officer of the Company, or (B) an Affiliate of Employee (any person or entity not set forth in clauses (A)-(B) shall be referred to as a “Third Party”) that would knowingly result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any, beneficial ownership interest representing in the aggregate in excess of 5.0% of the shares of Common Stock outstanding at such time;

(vi)    take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Company’s Amended and Restated Certificate of Incorporation or Bylaws or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(vii)    initiate, propose or otherwise “solicit” stockholders of the Company for the approval of any stockholder proposals (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise);

(viii)    communicate with stockholders of the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act;

(ix)    engage in any course of conduct with the purpose of causing stockholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s stockholders for their vote at any meeting of the Company’s stockholders;

(x)    publicly act to seek to control or influence the management, the Board, or policies of the Company or initiate or take any action to obtain representation on the Board (other than as contemplated by this Agreement or the Consulting Agreement);

(xi)    call or seek to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Company’s Amended and Restated Certificate of Incorporation or Bylaws;

(xii)    acquire or agree, offer, seek or propose to acquire, or cause to be acquired, ownership (including beneficial ownership) of any of the assets or business of the Company or any rights or options to acquire any such assets or business from any person;

(xiii)    seek election or appointment to the Board or seek to place a representative on the Board (other than as contemplated by this Agreement);

(xiv)    seek the removal of any director from the Board;

(xv)    deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement (including, without limitation, any proxy) with respect to the voting of any Common Stock, other than any revocable proxy given in response to a proxy solicitation made by the Company, provided that the proxy provides instructions to vote the shares of Common Stock in accordance with the recommendation of the Board;

(xvi)    propose, submit, seek, or encourage any person to propose, submit or seek, nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors;

(xvii)    form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than as contemplated by this Agreement);

(xviii)    take any action that would be deemed, pursuant to this Agreement, to be Acting in Concert (as defined below) with another person relating to any action prohibited by this Section 7, including, without limitation, changing or influencing the control of the Company, or in connection with or as a participant in any transaction having that purpose or effect;

(xix)    demand a copy of the Company’s list of stockholders or its other books and records, whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise;

(xx)    commence, encourage, or support any derivative action in the name of the Company, or any class action against the Company or any of its officers or directors in order to, directly or indirectly (a) effect, facilitate, further, take, or cause to take place any of the actions expressly prohibited by this Agreement, and (b) effect, facilitate, further, take, or cause to take place any change in the composition of the Board, the strategic direction of the Company, the governance or management of the Company, the sale or purchase of any assets of or by the Company, or the control of the Company; provided, however, that for the avoidance of doubt the foregoing shall not prevent Employee from (A) bringing litigation to enforce the provisions of this Agreement or (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against Employee;

(xxi)    disclose in a manner that could reasonably be expected to become public any intent, plan or proposal with respect to the Board, the Company, its management, policies or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(xxii)    enter into any discussions, negotiations, agreements or understandings with any person or entity with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any person or entity to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

(xxiii)    make any request or submit any proposal to amend the terms of this Section 7 other than through non-public communications with the Board that would not be reasonably determined to trigger public disclosure obligations for any party;

(xxiv)    take any action challenging the validity or enforceability of any of the provisions of this Section 7 or publicly disclose, or cause or facilitate the public disclosure (including, without limitation, the filing of any document with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to either (A) obtain any waiver or consent under, or any amendment of, any provision of this Agreement, or (B) take any action challenging the validity or enforceability of any provisions of this Section 7;

(xxv)    make or cause or encourage any other person or entity to make or permit any of their Affiliates to make any request or demand after the date of this Agreement for a stockholder list or other books and records of the Company or its subsidiaries pursuant to Section 220 of the Delaware General Corporation Law or otherwise or otherwise pursue any rights thereunder, except in order to enforce Employee’s rights under this Agreement;

(xxvi)    take any action that could reasonably be expected to force the Company to make any public disclosure with respect to any of the foregoing (other than the press release announcing the execution of this Agreement); or

(xxvii)    otherwise take, or solicit, cause or encourage others to take, any action inconsistent with the foregoing.

Employee acknowledges and agrees that any action taken in violation of this Section 7 shall be void ab initio. Notwithstanding the foregoing, nothing in this Section 4 shall prohibit or restrict Employee from: (A) communicating privately with the Board or any officer or director of the Company, regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications, (B) communicating privately with stockholders of the Company and others in a manner that does not otherwise violate this Section 7 or (C) serving as a member of the board or employee of a company that takes any of the actions prohibited by this Section 7, provided Employee recuses himself or herself from authorizing such actions..

b.    As used in this Agreement:

(i)    For purposes of this Agreement, a person shall be deemed to be “Acting in Concert” with another person if such persons would be deemed a “group” under Rule 13d-5(b) of the Exchange Act.

(ii)    the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(iii)    the term “Exchange Act” means the Securities Exchange Act of 1934, as amended; and

(iv)    the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

8.    Confidentiality. Each Party agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, each Party may disclose Separation Information only to, as applicable, his/her immediate family members, the Court in any proceedings to enforce the terms of this Agreement, the Party’s attorney(s), and Party’s accountant and any professional tax advisor to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Each Party agrees that he/she/it will not publicize, directly or indirectly, any Separation Information, or otherwise disclose Separation Information to current or former employees of the Company. Notwithstanding the foregoing, neither Party shall be restricted from discussing matters of this Agreement that have been publicly disclosed.

9.    Trade Secrets and Confidential Information/Company Property. Employee agrees at all times hereafter to hold in the strictest confidence, and not to use or disclose to any person, any Confidential Information of the Company. Employee understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom Employee has called or with whom he/she became acquainted during the term of his/her employment), markets, software, developments, inventions, discoveries, ideas, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, pricing information, or other business information disclosed to Employee by the Company either directly or indirectly, in writing, orally, or by drawings or observation of parts or equipment. Employee further understands that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of Employee’s or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Employee hereby grants consent to notification by the Company to any new employer about Employee’s obligations under this paragraph. Employee represents that he/she has not to date misused or disclosed Confidential Information to any unauthorized party. Employee’s signature below constitutes his/her certification under penalty of perjury that he/she has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with his/her employment with the Company, or otherwise belonging to the Company.

Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Employee will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

10.    Nondisparagement. Each Party shall at all times refrain from taking actions or making statements, written or oral, that denigrate, disparage, or defame the goodwill or reputation of the other Party, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that each Party may respond accurately and fully to any question, inquiry or request for information when required by legal process. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain Employee in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Notwithstanding the foregoing, nothing in this Agreement shall limit Employee’s right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of Employee’s employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. Employee shall direct any inquiries by potential future employers to the Company’s human resources department.

11.    Cooperation. Employee agrees he/she will continue to reasonably cooperate with the Company with respect to the investigation currently being conducted by the United States Securities and Exchange Commission into certain past dealings of the Company (the “SEC Subpoena”). Upon the effectiveness of this Agreement and full payment of the Severance as set forth in this Agreement, Employee and the Company shall enter into that certain Consulting Agreement attached hereto as Exhibit B (the “Consulting Agreement”), which Consulting Agreement shall govern the services provided by Employee to the Company with respect to the SEC Subpoena as well as other transitional items. Company agrees to comply with its continuing obligations set forth in the Indemnification Agreement between Company and Employee.

12.    Breach. Company acknowledges and agrees that any material breach of this Agreement or the Consulting Agreement, shall entitle Employee to obtain damages, except as prohibited by law.

13.    No Admission of Liability. Employee and the Company each understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee on the one hand and the Company on the other. No action taken by the Company or Employee hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company or Employee of any fault or liability whatsoever to the other Party or to any third party.

14.    Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

15.    Arbitration. To ensure the timely and economical resolution of disputes that may arise in connection with Employee’s employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, Employee’s employment, or the termination of Employee’s employment, including but not limited to statutory claims, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: https://www.jamsadr.com/rules-employment-arbitration/). By agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. The Arbitrator shall administer and conduct any arbitration and conduct any arbitration in accordance with California Law, including the California Code of Civil Procedure, and the Arbitrator shall apply substantive and procedural California Law to any dispute or claim, without reference to any conflict-of-law provisions of any jurisdiction. To the extent that the JAMS rules conflict with California Law, California Law shall take precedence. The Company acknowledges that Employee will have the right to be represented by legal counsel at any arbitration proceeding. In addition, all claims, disputes, or causes of action under this paragraph, whether by Employee or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person. The arbitrator may not consolidate the claims of more than one person, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004, as amended. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b)

issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of Employee if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

16.    Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that he/she has the capacity to act on his/her own behalf and on behalf of all who might claim through him/her to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

17.    No Representations. Employee represents that he/she has had an opportunity to consult, discuss fully, and review to provisions of this Agreement with an attorney of his/her choice, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

18.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

19.    Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

20.    Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Equity Awards Agreements, the Severance Plan Participation Agreement, and the Indemnification Agreement.

21.    No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chairman, Chief Executive Officer or General Counsel.

22.    Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee irrevocably consents to personal and exclusive jurisdiction and venue in the State of California.

23.    Effective Date. Employee understands that this Agreement shall be null and void if 2 the Agreement is not executed and returned by him/her, within twenty-one (21) days of the Separation Date by email, to Jeff Thacker by email at jthacker@gunder.com. Employee has seven (7) days after Employee signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signs this Agreement, so long as it has not been revoked by Employee before that date (the “Effective Date”). Company may not revoke this Agreement for any reason once it has been signed by Employee. Any attempt by Company to revoke this Agreement will be deemed a breach of the Agreement, and Employee will be entitled to attorney’s fees in connection with any claim for such breach of the Agreement. If Employee does not sign this Agreement or revokes this Agreement prior to its effectiveness, Employee shall immediately return any and all of the severance benefits [he/she] receives pursuant to Section 2 of this Agreement to the Company (which, for the avoidance of doubt, will include any and all equity award vesting acceleration).

24.    Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

25.    Voluntary Execution of Agreement. Employee understands and agrees that he/she executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his/her claims against the Company and any of the other Releasees. Employee acknowledges that:

(a)	he/she has read this Agreement;

(b)	he/she has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his/her own choice or has elected not to retain legal counsel;

(c)	he/she understands the terms and consequences of this Agreement and of the releases it contains; and

(d)	he/she is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: , 2020
[ ]

Organovo Holdings, Inc.

Dated: , 2020	By
[ ]
Chairman

Exhibit A

Grant and Date	Number of Shares of Common Stock underlying Such Grant

Restricted stock units and performance-based restricted stock units, which will be fully vested upon the Separation Date, will settle with share delivery [on the Effective Date].

Exhibit B

Consulting Agreement